Q32 Bio Reports Second Quarter 2026 Financial Results and Provides Corporate Update

-- Reported positive bempikibart 36-week topline results from Part B of SIGNAL-AA clinical trial;

additional details from 36-week results and initial findings from 52-week results to be presented at a medical conference in the second half of 2026 --

-- Patient enrollment and dosing in SIGNAL-AA Part B open-label extension (OLE) ongoing --

-- Registration-directed program evaluating bempikibart in patients with severe or very severe AA expected to initiate in 1H’2027 subject to planned regulatory discussions later this year --

-- Half-life extended fully human anti-IL-7Rα antibody, ADX-914-XL, advancing in pre-clinical development --

-- Completed $200 million public offering in July 2026 --

-- Cash and cash equivalents of $106.3 million as of June 30, 2026, combined with proceeds from July 2026 public offering, are expected to provide financial runway through Phase 3 topline results from planned registration-directed program --

WALTHAM, Mass.— August 5, 2026 – Q32 Bio Inc. (Nasdaq: QTTB) (“Q32 Bio”), a clinical stage biotechnology company focused on developing innovative therapies for alopecia areata (“AA”) and other autoimmune and inflammatory diseases, today reported financial results for the quarter ended June 30, 2026, and provided recent corporate updates.

“Our progress so far this year has been transformative for Q32 Bio and our bempikibart development program. In July, we reported positive topline results from Part B of our SIGNAL-AA program, demonstrating clinically meaningful efficacy, preliminary signs of durability, and a well-tolerated safety profile in patients with severe and very severe alopecia areata. We look forward to sharing additional details from our 36-week results and initial findings from our 52-week results at an upcoming medical meeting,” said Jodie Morrison, Chief Executive Officer of Q32 Bio. “The emerging profile of bempikibart represents a compelling opportunity to address the shortcomings of currently available treatments for patients in need of an effective, safe, and more durable alternative. We believe our data has set the bar for a biologic in alopecia areata and demonstrates the potential for bempikibart to become a standard of care, first-line option for patients.”

Ms. Morrison added, “With our recently completed public offering and 36-week Part B results, we are well positioned to advance planned regulatory discussions and initiate a registration-directed program evaluating bempikibart in severe and very severe alopecia areata in the first half of 2027. Additionally, we believe the results observed across bempikibart development to date represent a foundation for broader development, and we are currently evaluating opportunities in expanded alopecia areata populations, as well as in additional I&I indications where IL-7 and TSLP signaling play a role. In parallel, we are advancing a half-life extended development candidate with the same mechanism of action as bempikibart.”

Second Quarter 2026 and Recent Business Highlights

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Reported positive 36-week topline results from Part B of the SIGNAL-AA Phase 2a clinical trial. The Part B portion of the SIGNAL-AA Phase 2a clinical trial is an open-label clinical trial evaluating bempikibart, a fully human anti-IL-7Rα antibody designed to re-regulate adaptive immune function by blocking IL-7 and TSLP signaling, in 33 patients with severe or very severe AA with a maximum duration of current episode of four years. Patients are treated with bempikibart for 36 weeks, with off-drug follow-up out to 52 weeks before optional enrollment in the open-label extension (“OLE”). In Part B, bempikibart demonstrated clinically meaningful efficacy on the primary endpoint with a mean percent reduction in Severity of Alopecia Tool (“SALT”) score from baseline of 35.3% in the prespecified modified intent-to-treat (“mITT”) analysis. Additionally, 40.0% of patients achieved a SALT-20 (80% of scalp hair coverage) response at Week 36 in the mITT analysis and 30.3% of patients achieved a SALT-20 response at Week 36 in the intent-to-treat (“ITT”) analysis of all enrolled patients. In Part B, bempikibart was generally well-tolerated, consistent with prior studies, with no new safety signals, and demonstrated a favorable pharmacokinetic, pharmacodynamic and anti-drug antibody profile. Results from SIGNAL-AA Part B, including additional Week 36 data as well as initial findings from the off-drug period through Week 52, will be presented at a medical meeting in the second half of 2026.

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Patient enrollment and dosing in the SIGNAL-AA Part B OLE remain ongoing. Following completion of the Part B 36-week treatment period and 16-week off-drug follow-up period through Week 52, eligible patients can enroll in an OLE. Enrollment and dosing remain ongoing in the OLE. Analysis from the Part B 16-week off-drug follow-up period and OLE will inform the bempikibart long-term chronic maintenance regimen, which could include monthly, bi-monthly or quarterly dosing, which will be evaluated in future studies. Q32 Bio anticipates data from the Part B OLE in the second half of 2027.

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Registration-directed program evaluating bempikibart in patients with severe or very severe AA expected to initiate in the first half of 2027 and additional development opportunities being evaluated. Q32 Bio plans to advance bempikibart in patients with severe or very severe AA into a registration-directed program in the first half of 2027 subject to planned regulatory discussions in the second half of 2026. Additionally, based on results observed, Q32 Bio is evaluating opportunities for bempikibart in expanded AA populations as well as in additional immunology and inflammation (“I&I”) indications.

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Half-life extended fully human anti-IL-7Rα antibody, ADX-914-XL, advancing in pre-clinical development. Today, Q32 Bio announced that ADX-914-XL, a fully human half-life extended anti-IL-7Rα antibody designed to re-regulate adaptive immune function by blocking IL-7 and TSLP signaling, is advancing in pre-clinical development. Developed using half-life extension technology, ADX-914-XL is designed to provide the clinical activity and safety profile observed to date with bempikibart while offering an extended dosing schedule.

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Completed $200.0 million public offering. In July 2026, Q32 Bio completed a public offering of common stock and pre-funded warrants, raising gross proceeds of approximately $200.0 million, before deducting underwriting discounts and commissions and offering expenses payable by Q32 Bio.

Financial Results

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Cash and cash equivalents were $106.3 million as of June 30, 2026, which excludes proceeds from our July 2026 public offering. Q32 Bio believes its cash and cash equivalents as of June 30, 2026, combined with proceeds from the July 2026 public offering, are sufficient to fund operations through topline Phase 3 results from its planned registration-directed program evaluating bempikibart in patients with severe or very severe AA.

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Research and development expenses were $4.3 million for the three months ended June 30, 2026, compared to $5.2 million for the three months ended June 30, 2025. The decrease was due to lower ADX-097 spend due to the sale of the program in November 2025, partially offset by higher bempikibart manufacturing costs and nonclinical activities as compared to the prior year.

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General and administrative expenses were $4.9 million for the three months ended June 30, 2026, compared to $4.0 million for the three months ended June 30, 2025. The increase was primarily due to higher stock-based compensation expense and other expenses as compared to the prior year.

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Net loss was $8.9 million, or $0.44 basic and diluted net loss per share, for the three months ended June 30, 2026, compared to net loss of $9.5 million, or $0.78 basic and diluted net loss per share, for the three months ended June 30, 2025.

About Q32 Bio

Q32 Bio is a clinical stage biotechnology company whose science targets potent regulators of the adaptive immune system to re-balance immunity and is focused on developing innovative therapies for alopecia areata and other autoimmune and inflammatory diseases. About 700,000 people in the United States live with alopecia areata1, a disease which has a life-altering impact on patients and limited current treatment options. Q32 Bio is advancing bempikibart (ADX-914), a fully human anti-IL-7Rα antibody that re-regulates adaptive immune function, for the treatment of alopecia areata in an ongoing Phase 2 program. The IL-7 and TSLP pathways have been genetically and biologically implicated in driving several T cell-mediated pathological processes in numerous autoimmune diseases.

For more information, visit www.Q32Bio.com.

1National Alopecia Areata Foundation

Availability of Other Information About Q32 Bio

Investors and others should note that Q32 Bio communicates with its investors and the public using its website www.Q32Bio.com, including, but not limited to, Q32 Bio's disclosures, investor presentations and FAQs, Securities and Exchange Commission (the "SEC") filings, press releases, public conference call transcripts and webcast transcripts, as well as on X (formerly Twitter) and LinkedIn. The information that Q32 Bio posts on its website or on X or LinkedIn could be deemed to be material information. As a result, Q32 Bio encourages investors, the media and others interested to review the information that it posts there on a regular basis. The contents of Q32 Bio's website or social media shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, as amended, and other federal securities laws. Any statements contained herein which do not describe historical facts are forward-looking statements, including, among others, Q32 Bio's beliefs, observations, expectations and assumptions regarding the topline data from Part B of the SIGNAL-AA Phase 2a clinical trial and the anticipated timing of its data, the safety, tolerability, clinical activity including biomarker data, potential efficacy and potential benefits of bempikibart including plans and expectations for Part B of the SIGNAL-AA Phase 2a clinical trial, Q32 Bio's expectations and assumptions regarding the timing of reporting the findings from the Part B OLE of the SIGNAL-AA Phase 2a clinical trial, the expectations surrounding the potential, safety, efficacy, and regulatory and clinical progress of Q32 Bio’s product candidates, including bempikibart, and anticipated milestones, timing of anticipated registrational trials, data readouts and timing, the plans and timing of pre-clinical development regarding ADX-914-XL and Q32 Bio's beliefs, expectations and assumptions regarding the future of its business, future plans and strategies, including statements regarding the sufficiency of its cash and cash equivalents to provide financial runway through topline Phase 3 results from its planned registration-directed program evaluating bempikibart in patients with severe or very severe AA; which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Forward-looking statements are based on management's current beliefs and assumptions, which are subject to risks and uncertainties and are not guarantees of future performance. Such risks and uncertainties include, among others, the risk that additional data, or the results of ongoing data analyses, may not support Q32 Bio's current beliefs and expectations for bempikibart, including with respect to the durability of clinical responses, the risk that ongoing and future clinical studies might be more costly than expected or might not yield anticipated results, that Q32 Bio may use its capital resources sooner than currently anticipated, our expectations regarding the sufficiency of our cash and cash equivalents to provide financial runway and that we may need additional funding to complete clinical studies, which may not be available on favorable terms or at all and such other risks and uncertainties identified in Q32 Bio's periodic, current and other filings with the SEC, including its

Annual Report on Form 10-K for the year ended December 31, 2025 and any subsequent filings with the SEC, which are available at the SEC's website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect Q32 Bio's results of operations and its cash flows, which would, in turn, have a significant and adverse impact on Q32 Bio's stock price. Q32 Bio cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Q32 Bio disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Contacts:

Investors: Brendan Burns

Argot Partners
212.600.1902
Q32Bio@argotpartners.com

Media: David Rosen
Argot Partners
646.461.6387
david.rosen@argotpartners.com

Q32 BIO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$4,259	$5,161	$7,477	$12,286
General and administrative	4,859	4,010	9,363	9,114
Total operating expenses	9,118	9,171	16,840	21,400
Loss from operations	(9,118)	(9,171)	(16,840)	(21,400)
Loss on extinguishment of debt	(147)	—	(147)	—
Other income (expense), net	319	(318)	432	880
Total other income (expense), net	172	(318)	285	880
Net loss and comprehensive loss	$(8,946)	$(9,489)	$(16,555)	$(20,520)
Net loss per share—basic and diluted	$(0.44)	$(0.78)	$(0.96)	$(1.68)
Weighted-average common shares—basic and diluted	20,342,345	12,197,615	17,265,864	12,197,615

Q32 BIO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2026	December 31, 2025
	(Unaudited)
Assets
Cash and cash equivalents	$106,270	$48,297
Right-of-use asset, operating leases	4,770	5,100
Restricted cash and restricted cash equivalents	647	647
Other assets	4,180	7,732
Total assets	$115,867	$61,776
Liabilities and stockholders’ equity
Accounts payable, accrued expenses and other current liabilities	$5,401	$5,111
Lease liability, net of current portion	4,561	4,943
Venture debt	—	9,708
Stockholders’ equity	105,905	42,014
Total liabilities and stockholders’ equity	$115,867	$61,776